Exhibit 99.1

105 Norton Street • Newark, NY 14513 • Ph: (315) 331-7742 • Fax: (315) 331-3547• www.iec-electronics.com

Fiscal 2006 Annual Meeting and Subsequent Event

Newark, N.Y. January 31, 2007 - IEC Electronics Corp. (IECE.OB) reports that its annual shareholders’ meeting was held on January 24, 2007. Highlights of fiscal 2006 reported to shareholders were the:
•	Addition of ten new customers.
•	Encouraging expansion into the defense market.
•	Greater growth with a number of existing customers.
•	Anticipated fiscal 2007 revenues to grow 70% to approximately $38 million as compared with fiscal 2006’s $22.7 million, a substantial portion of which is already in our order backlog.
•	Tripling of factory workforce to support the rapid growth in an extremely short period of time.
•	Lower productivity until the new employees are fully trained.
•	Anticipated 300% increase in earnings compared to 2006 and a steady improvement in the Company’s cash position throughout the year.

After the shareholders meeting, one of our customers, Mangrove Systems Inc., www.mangrovesystems.com, a manufacturer of high-end specialty network communications equipment, and a customer since 2003, announced that it was ceasing operations. Although this event took place in IEC’s second quarter of our fiscal year, it was prior to the Company’s filing its 10Q with the Securities and Exchange Commission for the first quarter and as a result, our imminent Q1 filing will reflect a write-off of approximately $340,000 of inventory and receivables in our financial statements.

Mangrove has stated that it “is actively engaged in discussions surrounding the sale of its assets and intellectual property with the intent to maintain the Mangrove product line and support its customers.” If such an event takes place, IEC may possibly recover some of the described loss.

CEO, W. Barry Gilbert stated, “IEC’s management team accepted the risk associated with extending credit to Mangrove because they were financed by reputable venture capital firms, and we were optimistic about the growth prospects of their technology. We believe our remaining customers are well-established companies with strong balance sheets. We feel that we have the necessary controls in place to minimize the risk of another similar event. Mangrove is not a material part of our fiscal 2007 revenue plan.”

IEC is a full service, ISO-9001:2000 registered EMS provider. The Company offers its customers a wide range of services including design, prototype and volume printed circuit board assembly, material procurement and control, manufacturing and test engineering support, systems build, final packaging and distribution. Information regarding IEC can be found on its web site at www.iec-electronics.com.

The foregoing, including any discussion regarding the Company's future prospects, contains certain forward-looking statements that involve risks and uncertainties, including uncertainties associated with economic conditions in the electronics industry, particularly in the principal industry sectors served by the Company, changes in customer requirements and in the volume of sales to principal customers, competition and technological change, the ability of the Company to control manufacturing and operating costs, satisfactory relationships with vendors. The Company's actual results of operations may differ significantly from those contemplated by any forward-looking statements as a result of these and other factors, including factors set forth in the Company's 2006 Annual Report on Form 10-K and in other filings with the Securities and Exchange Commission.

Contact: Heather Keenan
IEC Electronics Corp.
(315) 332-4262
 hkeenan@iec-electronics.com